Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513 www.generaldynamics.com	News

June 2, 2009

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolittle@gd.com

General Dynamics to Appeal A-12 Decision

FALLS CHURCH, Va. – The U.S. Circuit Court of Appeals for the Federal Circuit today affirmed an earlier decision by the U.S. Court of Federal Claims sustaining the government’s default termination of the A-12 aircraft contract to which General Dynamics (NYSE: GD) and McDonnell Douglas were parties with the Navy. McDonnell Douglas is now owned by The Boeing Company.

General Dynamics disagrees with this most recent ruling and continues to believe that the government’s default termination was not justified. The company also believes that the ruling provides significant grounds for appeal, and intends to seek a re-hearing in the Federal Circuit.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 92,900 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

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